China Shen Zhou Mining & Resources, Inc. Receives Notice from NYSE MKT LLC

BEIJING, CHINA, April 22, 2013 – China Shen Zhou Mining & Resources, Inc. (NYSE Amex: SHZ), today announced that on April 17, 2013, China Shen Zhou Mining & Resources, Inc. (the “Company”) received a letter (the “Letter”) from the NYSE MKT LLC (the “Exchange”) advising that the Company was no longer in compliance with Sections 134 and 1101 of the Exchange’s Company Guide (the “Company Guide”) due to the Company’s inability to timely file its annual report on Form 10-K for the fiscal year ended December 31, 2012 (the “Form 10-K”). In addition, the Company is also in material violation of its listing agreement with the Exchange for not timely filing the Form 10-K, and as such the Exchange is authorized (pursuant to Section 1003(d) of the Company Guide) to suspend, and unless prompt corrective action is taken, remove the Company’s securities from the Exchange.

The Company is afforded the opportunity to submit a plan of compliance to the Exchange by May 1, 2013 that demonstrates the Company’s ability to regain compliance with Sections 134 and 1101 of the Company Guide by July 16, 2013. If the Company does not submit a plan of compliance, if the plan is not accepted by the Exchange, or if the Company does not make progress consistent with the plan if it is accepted, the Company will be subject to delisting procedures as set forth in the Company Guide.

The Company has indicated its intention to submit a plan to the Exchange on or before May 1, 2013 and believes it can provide the Exchange with a satisfactory plan to show that it will be able to return to compliance with Sections 134 and 1101 of the Company Guide.

About China Shen Zhou Mining & Resources, Inc.

China Shen Zhou Mining & Resources, Inc., through its subsidiaries, is engaged in the exploration, development, mining, and processing of fluorite and nonferrous metals such as zinc, lead and copper in China. The Company has the following principal areas of interest in China: (a) fluorite extraction and processing in the Sumochaganaobao region of Inner Mongolia; (b) fluorite extraction and processing in Jingde County, Anhui Province; (c) zinc/copper/lead processing in Wulatehouqi of Inner Mongolia; and (d) zinc/copper exploration, mining and processing in Xinjiang.

For more information, please visit http://www.chinaszmg.com/

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will”, “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov ..

Contact Information

Ziming Li

Investor Relations

China Shen Zhou Mining & Resources, Inc

Tel: 86-10-88909976

Investors@chinaszky.com